STOCK ESCROW AGREEMENT

This Agreement, entered into this 4th day of April 2011, is by, between, and among Ronald N. Vance, P.C., Attorney at Law, with offices at 1656 Reunion Avenue, Suite 205, South Jordan, Utah 84095 (the “Escrow Agent”), Millstream Ventures, Inc., a Nevada corporation (the “Company”), and LIFE Clean Power & Fuels, LLC, a Delaware limited liability company (the “Investor”).

RECITALS:

WHEREAS, Pursuant to a Subscription Agreement dated March 17, 2011, by and between the Company and the Investor, the Investor has agreed to purchase 13,540,000 shares of common stock of the Company (the “Shares”) for $13,540 to aid the Company in the acquisition of an operating entity; and

WHEREAS, the Escrow Agent, who serves as counsel to the Company, is willing to receive and hold the certificate representing the Shares pursuant to the terms of this Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth in this Agreement, the parties hereto agree as follows:

1.           Deposit of Shares and Stock Power.  Investor hereby deposits with the Escrow Agent the stock certificate representing the Shares, a stock power duly executed in blank, and irrevocable instructions to the transfer agent to cancel the Shares (the “Documents”), and by his signature below Escrow Agent hereby confirms receipt of the Documents.

2.           Terms of Escrow.  If on or before the close of business on April 30, 2011 (the “Event Date”) the Company shall acquire an operating entity in a reverse acquisition transaction (the “Reverse Acquisition”), the Escrow Agent shall release and deliver the Documents to the Investor.  If by the Event Date the Company shall not have completed a Reverse Acquisition, the Escrow Agent shall deliver the Documents to the Company’s transfer agent with instructions to cancel the Shares and return them to the authorized but unissued common stock of the Company.

3.           Escrow Agent.  The Company and the Investor hereby acknowledge that the duties and obligations of the Escrow Agent shall be limited to acting as escrow agent hereunder subject to the following terms and conditions:

a.           Escrow Agent will act hereunder as an escrow only, is not acting as legal counsel for the Investor in connection with this transaction, and is not responsible, nor liable in any manner whatever, for the sufficiency, correctness, genuineness or validity of any instrument deposited with him hereunder, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same.

b.           Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other paper or document believed by him to be genuine and to be signed by the proper party or parties.

c.           Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by him in good faith, or for any mistake of fact or law, or for anything which he may do or refrain from doing in connection herewith, except his own willful misconduct.

d.           Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of the foregoing instructions, or his duties thereunder and he shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

e.           In the event of any disagreement between the Company and the Investor or with any other party, resulting in adverse claims and demands being made in connection with or for the Documents involved herein or affected hereby, the Escrow Agent shall be entitled at his option to refuse to comply with any such claim or demand, so long as such disagreement shall continue, and in so refusing he shall not be or become liable to such parties or to any person for the failure or refusal to comply with such conflicting or adverse demands and Escrow Agent shall be entitled to continue so to refrain and refuse so to act until:

(1)           the rights of the adverse claimants have been finally adjudicated in a court assuming and having jurisdiction or the parties and the property involved herein or affected hereby; and/or

(2)           all differences shall have been adjusted by agreement in writing signed by all to the persons interested.

f.           The Company and the Investor, individually and not jointly, shall indemnify the Escrow Agent for any loss, cost expense or other damage suffered by him resulting from, arising out of, or incurred with respect to this Agreement.

4.           Default Costs.  Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney’s fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah.

5.           Rights Are Cumulative.  The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law.  No delay or failure on the part of a party in the exercise of any power or right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.

6.           Waiver and Amendment.  Neither this Agreement nor any provision hereof may be changed, waived, terminated or discharged orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, termination or discharge is sought.

7.           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 5:00 p.m. (Utah time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (Utah time) on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows (or such other address as may be designated in writing hereafter, in the same manner, by such Person):
If to the Company:

Millstream Ventures, Inc.
374 East 400 South
Suite 3
Springville, UT  84663
Telecopier No.: (801) ______________________
Attention: Steven L. White, President

If to the Investor:

LIFE Clean Power & Fuels, LLC
245 Sir Francis Drake Boulevard
San Anselmo, CA 94960
Telecopier No.: (415) 532 1357
Attention:  Daniel Carlson, CFO

If to the Escrow Agent:

Ronald N.  Vance
Attorney at Law
1656 Reunion Avenue
Suite 250
South Jordan, UT  84095
Telecopier No.: (801) 446-8803

8.           Governing Law.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Utah, and any and all actions to enforce the provisions of this Agreement, shall be brought in a court of competent jurisdiction in the State of Utah and in no other place.

9.           Successors and Assigns.  This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns.

10.           Counterparts.  This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

11.           No Other Agreements.  This Agreement constitutes the entire understanding of the parties with respect to the transactions contemplated hereby, and all prior understandings with respect thereto, whether written or oral, shall be of no force and effect.

12.           Survival of Covenants, Etc.  All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect until the obligations of this Agreement have been fully satisfied.

13.           Partial Invalidity.  If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

14.           Headings.  The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

15.           Further Assurances.  At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property interests transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

16.           Full Knowledge.  By the signatures set forth below, each of Investor and the Company acknowledges that it has carefully read and fully understands the terms and conditions of this Agreement, that such party has had the benefit of counsel, and that such party has freely agreed to be bound by the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed and delivered this document the day and year first above written.

Ronald N. Vance, P.C.

By	/s/ Ronald N. Vance
Ronald N. Vance, President

Millstream Ventures, Inc.

By	/s/ Steven L. White
Steven L. White, President

LIFE Clean Power & Fuels, LLC

By	/s/ Edward P. Mooney
Edward P. Mooney, Managing Member